Exhibit 99.1

Press Release Contact: Trey Whichard (713) 462-4239 Release: Immediately	[GRAPHIC APPEARS HERE]

BJ SERVICES ANNOUNCES INITIATION OF REGULAR QUARTERLY DIVIDEND

Houston, Texas. July 22, 2004. BJ Services Company (BJS – NYSE, CBOE, PCX) announced today that its Board of Directors has approved a quarterly cash dividend in the amount of $.08 per share, payable October 15, 2004 to shareholders of record at the close of business on September 15, 2004. BJ Services, which has not previously paid a quarterly dividend, now expects to pay its shareholders regular quarterly dividends of $.08 per share.

Chairman and CEO Bill Stewart commented, “Although there is no assurance the Company’s Board of Directors will approve a quarterly dividend in the future, the Board did today initiate a regular quarterly dividend of $.08 per share. We believe our financial strength and strong cash flow generation provides the Company with considerable flexibility to pay the dividend and not compromise the Company’s strategies to achieve growth through acquisition, geographic expansion, capital equipment investment and technology development.”

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This press release contains forward-looking statements, including statements relating to the Company’s intent to pay regular cash dividends in future quarters. These forward-looking statements anticipate future performance such as the Company’s prospects, expected revenues, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in the Company’s public filings with the Securities and Exchange Commission.

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BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)